Exhibit 99
National Health Investors, Inc.
For Immediate Release
Contact:     Richard F. LaRoche, Jr.
                  Chairman of Special Committee
Telephone: (615) 893-8490
NATIONAL HEALTH INVESTORS, INC. ISSUES STATEMENT
REGARDING ADAMSMARK OFFER

MURFREESBORO, Tenn. (February 2, 2007) – National Health Investors, Inc. (NYSE: NHI) today announced that the Special Committee of National Health Investors, consistent with its fiduciary duties and responsibilities under Maryland law and after consultation with its financial and legal advisors, informed Mr. Adams that it considers the $15 dividend and $18 purchase price and other terms described in the January 2, 2007 letter as subsequently clarified by Mr. Adams (collectively, the “Proposal”) not to be in the best interests of NHI’s public stockholders. Additionally, the Special Committee determined that the Proposal has material contingencies and does not contain substantially all of the material terms of a proposed merger agreement.
The Special Committee unanimously believes continuing to operate NHI as a public company will create greater value for public shareholders than the Proposal. The Special Committee has requested that management further develop and implement a wide-ranging strategic plan to enhance the business and shareholder value of NHI.
NHI specializes in the financing of health care real estate by first mortgage and by purchase and leaseback transactions. The common stock of National Health Investors trades on the New York Stock Exchange with the symbol NHI. Additional information including NHI’s most recent press releases may be obtained on our web site at www.nhinvestors.com.
Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI’s judgment as of the date of this release.